Consent of Independent Auditor
The Board of Directors
Brazil Potash Corp.
We agree to the inclusion of our report dated April 30, 2021 to the Board of Directors of Brazil Potash Corp. (the “Company”) on consolidated financial statements of the Company, which comprise the consolidated statements of financial position as of December 31, 2020 and 2019, and the related consolidated statements of loss and other comprehensive loss, changes in equity, and cash flows for the years then ended and the related notes to the consolidated financial statements, in this Post-Qualification Offering Circular Amendment to the Form 1-A.

KPMG LLP
Toronto, Canada
June 25, 2021